                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          NCI Building Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                January 31, 1997


Dear Stockholder:

       You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at 10:00 a.m. local time, on Wednesday, March 5, 1997, at the Ramada Inn Northwest, Houston, Texas. At this meeting you will be asked to:

         (i) Elect two directors to serve until the annual meeting of stockholders to be held in 2000;


        (ii) Approve an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000;


       (iii) Approve amendments to and the restatement of the Company's Nonqualified Stock Option Plan; and

        (iv) Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         It is important that your shares be represented at the meeting; therefore, if you do not expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                        Very truly yours,


                                        C.A. Rundell, Jr.,
                                      Chairman of the Board


Houston, Texas
January 31, 1997

                           NCI BUILDING SYSTEMS, INC.
                                 7301 FAIRVIEW
                              HOUSTON, TEXAS 77041

                            --------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 5, 1997

                            --------------------


         The Annual Meeting of Stockholders of NCI Building Systems, Inc., a Delaware corporation (hereinafter the "Company"), will be held at the Ramada Inn Northwest, Houston, Texas, on Wednesday, March 5, 1997, at 10:00 a.m. local time. The annual meeting will be held for the following purposes:

                 1. Election of two directors to serve until the annual meeting of stockholders to be held in 2000;

                 2. Approval of an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000;

                 3. Approval of amendments to and the restatement of the Company's Nonqualified Stock Option Plan; and

                 4. The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on January 17, 1997 are entitled to notice of, and to vote at, the meeting or any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available at the meeting for examination by any stockholder.

         It is desirable that as large a proportion as possible of the stockholders' interests be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS REQUESTED THAT THE ENCLOSED FORM OF PROXY BE PROPERLY EXECUTED AND PROMPTLY RETURNED TO THE COMPANY IN THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.

                                    By Order of the Board of Directors




                                           Donnie R. Humphries,
                                                Secretary


Houston, Texas
January 31, 1997

                           NCI BUILDING SYSTEMS, INC.
                                 7301 Fairview
                              Houston, Texas 77041

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 5, 1997


         This Proxy Statement is furnished to stockholders of NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held March 5, 1997 (the "Annual Meeting"). Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving such a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the meeting and withdrawing the proxy. Your attendance at the meeting will not constitute automatic revocation of the proxy.

         This Proxy Statement and the enclosed proxy form are first being sent to stockholders on or about January 31, 1997.


                         ACTION TO BE TAKEN AT MEETING

         When stockholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the stockholder otherwise specifies therein, the accompanying proxy will be voted (i) FOR the election as directors of the nominees listed under "Election of Directors,"
(ii) FOR the proposed amendment to increase the shares of common stock of the Company, (iii) FOR the proposed amendments to and restatement of the Company's Nonqualified Stock Option Plan, and (iv) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the meeting. The Board of Directors does not know of any such other matter or business.


                        PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.


                           OUTSTANDING CAPITAL STOCK


         The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 17, 1997. At the close of business on that date the Company had 8,029,344 shares of Common Stock, $0.01 par value per share, issued and outstanding and entitled to vote at the Annual Meeting.


         The following table sets forth, as of January 1, 1997, the number of shares of Common Stock beneficially owned by (1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director and each nominee for director, (3) the Company's Chief Executive

Officer and each of the Company's four other most highly compensated executive officers, and (4) all directors and officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such Common Stock.



                                                     Beneficial Ownership (1)
                                                     ------------------------
         Name of Beneficial                          Number of
           Owner or Group                              Shares     Percent
         ------------------                          --------- --------------
         Johnie Schulte, Jr. (2)(3)                   540,599      6.7 %
         David B. Curtis                              300,236      3.7 %
         Daniel D. Zabcik (4)                         195,884      2.4 %
         C.A. Rundell, Jr.                            132,967      1.7 %
         Equus II Incorporated (5)                    100,000      1.3 %
               Gary L. Forbes
         Leonard F. George (6)                         78,350       *
         Robert J. Medlock (7)                         47,302       *
         La Plaza Partnership (8)                      24,037       *
               Thomas C. Arnett
         Alvan E. Richey, Jr. (9)                      38,794       *
         William D. Breedlove (10)                     20,789       *
         Robert N. McDonald (10)                       13,289       *
         Gary L. Forbes                                 2,000       *
         All officers and directors as a group
               (fourteen persons) (11)              1,609,171     20.0 %
         * Less than one percent

______________________

(1) Includes shares beneficially owned by such persons, including shares owned pursuant to the NCI 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after January 1, 1997, such shares are deemed beneficially owned by such person and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he owns. Such shares are not included in the computations for any other person.

(2) Includes 60,000 shares held in a trust, of which Mr. Schulte is sole trustee, for the benefit of his daughter, 3,000 shares held by his daughter, 10,000 shares held by a charitable foundation of which Mr. Schulte is a director, and 78,083 shares exercisable as of January 1, 1997 pursuant to options held by Mr. Schulte. Mr. Schulte holds an option to purchase an additional 25,000 shares which was not exercisable at that date.

(3) The principal business address of Mr. Schulte is 7301 Fairview, Houston, Texas 77041.

(4) Includes 41,728 shares exercisable as of January 1, 1997 pursuant to options held by Mr. Zabcik.

(5) Mr. Forbes is a Vice President of Equus II Incorporated and may be deemed to share voting and investment power with respect to such shares. Mr. Forbes disclaims beneficial ownership of such shares.

(6) Includes 71,764 shares exercisable as of January 1, 1997 pursuant to options held by Mr. George. Mr. George holds options to purchase an additional 27,000 shares which were not exercisable at that date.

(7) Includes 45,724 shares exercisable as of January 1, 1997 pursuant to options held by Mr. Medlock. Mr. Medlock holds options to purchase an additional 14,750 shares which were not exercisable at that date.

(8) Mr. Arnett is a general partner of La Plaza Partnership and may be deemed to share voting and investment power with respect to such shares.

(9) Includes 37,777 shares exercisable as of January 1, 1997 pursuant to options held by Mr. Richey. Mr. Richey holds options to purchase an additional 15,500 shares which were not exercisable at that date.

(10) Includes 15,789 and 10,789 shares exercisable as of January 1, 1997 pursuant to options held by each of Messrs. Breedlove and McDonald, respectively.

(11) In addition to the shares identified in notes (2) through (10), includes 12,500 shares exercisable as of January 1, 1997 pursuant to options held by other officers. These other officers also hold options to purchase an additional 28,500 shares which were not exercisable at that date, and another officer holds a debenture that is convertible after April 1, 1997 into 50,125 shares.


                               QUORUM AND VOTING

         The presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Annual Meeting of stockholders. Each outstanding share of Common Stock is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal. Cumulative voting is prohibited in the election of directors. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors. The proposed amendment to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock must be approved by the affirmative vote of the holders of a majority of the outstanding Common Stock. The proposal to amend and restate the Company's Nonqualified Stock Option Plan, and all other matters that properly come before the Annual Meeting, must receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.


                             ELECTION OF DIRECTORS


         Two Class I directors are to be elected at the Annual Meeting for a term expiring at the annual meeting of stockholders to be held in 2000 or until their respective successors are duly elected and qualified. Stockholders are not permitted to vote their shares cumulatively in connection with the election of directors.


         Set forth below is certain information concerning the persons nominated for election as directors of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

CLASS I NOMINEES TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2000:

         THOMAS C. ARNETT

         Mr. Arnett, age 64, has served as a director of the Company since April 1989. Mr. Arnett is currently retired and manages his own investments. Mr. Arnett was an Executive Vice President of Cronus Industries, Inc. (now Business Records Corporation) ("Cronus") from 1977 to 1985 and served as a director of Cronus from 1977 to 1988.

         DANIEL D. ZABCIK

         Mr. Zabcik, age 67, has been a director of the Company since April 1989 and served as an Executive Vice President of the Company from April 1989 until October 1993, when he resigned as an officer and assumed part-time employee status. Since 1986, Mr. Zabcik has also served as President of Southwest Bolt, Inc., a distributor of structural bolts. From 1980 until April 1989, Mr. Zabcik was employed as President, Executive Vice President, and Vice Chairman of the Mid-West Metallic division of American Buildings Company, a metal buildings manufacturer ("ABC"). Mr. Zabcik has spent 38 years in the metal building industry. Mr. Zabcik is a licensed engineer and served on the Executive Committee and as President of the Metal Building Manufacturers Association in 1993.

         The present directors of the Company whose terms will expire after 1997 are as follows:

CLASS II DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 1998:

         GARY L. FORBES

         Mr. Forbes, age 52, has served as a director of the Company since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company ("Equus"), since November 1991. Mr. Forbes is a certified public accountant. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, and Drypers Corporation, a manufacturer of disposable diapers.

         ROBERT N. MCDONALD

         Mr. McDonald, age 69, has served as a director since March 1992. Mr. McDonald was a marketing consultant for ABC from 1985 until February 1992, and served as a director of that company from 1989 to 1990. From 1956 to 1970, Mr. McDonald was employed by Butler Manufacturing Company, a metal building manufacturer, and served as Vice President of Marketing for ABC from 1970 to 1978.

         C.A. RUNDELL, JR.


         Mr. Rundell, age 65, has served as director and Chairman of the Board of the Company since April 1989. Since May 1988, Mr. Rundell has owned and operated Rundell Enterprises, a sole proprietorship engaged in providing acquisition and financial consulting services to various business enterprises. From 1977 to 1988, Mr. Rundell was the President, Chief Executive Officer, and a director of Cronus. Mr. Rundell is also a director of Eljer Industries, Inc., a manufacturer and marketer of building products, Inter-Regional Financial Group, Inc., a holding company for two full-service regional brokerage and investment banking companies, Tandy Brands Accessories, Inc., a manufacturer of accessories for men, women and boys, and Tyler Corporation, a provider of automotive aftermarket parts. Mr. Rundell also has served as Chairman of the Board and Interim Chief Executive Officer of Tyler Corporation since October 1996.


CLASS III DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 1999:

         WILLIAM D. BREEDLOVE

         Mr. Breedlove, age 57, has served as a director of the Company since March 1992. Since August 1, 1996, Mr. Breedlove has been the Vice Chairman of HBW Holdings, Inc., which manages a private merchant banking fund and owns Hoak Breedlove Wesneski & Co., a registered broker-dealer. For more than five years prior to August 1, 1996, Mr. Breedlove was the Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm and a predecessor of the HBW Holdings, Inc. group of companies.

         LEONARD F. GEORGE

         Leonard F. George, age 44, has served as a director of the Company since March 1993 and as an Executive Vice President of the Company since September 1992. In addition, Mr. George has served as a director of A & S Building Systems, L.P., a metal building manufacturer and a wholly-owned subsidiary of the Company which has its principal operations in Caryville, Tennessee ("A & S"), since October 1992 and served as the President of A & S from October 1992 until December 1992. From 1987 to September 1992, Mr. George was employed as President, Vice President of Engineering, Assistant Vice President of Engineering and Regional Sales Manager of ABC. Mr. George has spent over 18 years in the metal building industry.

         JOHNIE SCHULTE

         Mr. Schulte, age 61, a founder of the Company, has been a director, President and Chief Executive Officer of the Company since 1984. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to ABC in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form the Company. Mr. Schulte has spent 42 years in the metal building industry.


                                   MANAGEMENT

EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

         Name                              Position
         ----                              --------

         C. A. Rundell, Jr.                Chairman of the Board
         Johnie Schulte                    President and Chief Executive Officer
         Leonard F. George                 Executive Vice President
         Robert J. Medlock                 Vice President, Treasurer, and Chief
                                            Financial Officer
         Alvan E. Richey, Jr.              Vice President, Sales and Marketing
         Fredrick D. Koetting              Vice President
         David B. Curtis                   President, Doors & Building
                                            Components Division
         John T. Eubanks                   President, Mesco Building Systems
                                            Division
         Donnie R. Humphries               Vice President and Secretary

         Information concerning the business experience of Messrs. Rundell, Schulte and George is provided under the section entitled "Election of Directors."

         Robert J. Medlock, age 57, has served as Vice President and Chief Financial Officer of the Company since February 1992. Mr. Medlock served as the Chief Financial Officer and Treasurer of Enviropact, Inc., an environmental services company, from 1989 to 1991. Mr. Medlock is a certified public accountant.

         Alvan E. Richey, Jr., age 61, has been Vice President Sales and Marketing of the Company since July 1, 1995 and President of A & S since December 1992. Prior to joining the Company in September 1992, Mr. Richey was employed by ABC for over five years. Mr. Richey has over 26 years of experience in the metal building industry.

         Fredrick D. Koetting, age 38, has been a Vice President of the Company since May 1994. Prior to joining the Company in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of the Company, from 1991 until May 1994.

         David B. Curtis, age 36, has served as President of the Doors & Building Components Division of the Company since it was acquired from Doors & Building Components, Inc. in November 1995. Mr. Curtis was the founder of Doors & Building Components, Inc. and served as its President and Chief Executive Officer for more than five years.

         John T. Eubanks, age 56, has served as President of the Mesco Metal Buildings Division of the Company since 1989. Mesco Metal Buildings was a division of Anderson Industries, Inc. prior to April 1, 1996, at which time it was acquired by a subsidiary of the Company. Mr. Eubanks also has been President of Anderson Industries, Inc. since 1994, which is in the process of liquidating. He has over 20 years of experience in the metal building industry.

         Donnie R. Humphries, age 47, has been Vice President and Secretary of the Company since 1985. Mr. Humphries was employed by Mid-West Steel Buildings Co., Inc. from 1976 to 1980 and by ABC from 1980 to 1985. Mr. Humphries has over 20 years of experience in the metal building industry.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1996.

                                                                                  Long-Term
                                               Annual Compensation               Compensation
                                      ----------------------------------------   ------------
                                                                     Other        Securities
Name                                                                 Annual         Under-           All Other
and                                                                  Compen-        lying             Compen-
Principal                                                            sation         Options           sation
Position                  Year       Salary ($)       Bonus ($)       ($)           (#)(1)            ($)(2)
-------------           --------     ---------       ---------       ------       ---------          ---------
Johnie Schulte            1996       $ 225,000       $ 168,750        -----         -----                -----
  President and           1995         211,538         161,250        -----         -----                -----
  Chief Executive         1994         191,667         146,250        -----         -----                -----
  Officer

Leonard F. George         1996       $ 190,000       $ 142,500        -----        10,000            $   9,500
  Executive Vice          1995         177,404         135,000        -----        15,000                9,240
  President               1994         162,500         123,750        -----         -----                8,101

Alvan E. Richey, Jr.      1996       $ 145,000      $  108,750        -----         -----            $ 194,727
  Vice President,         1995         118,625          71,667        -----        10,000                9,240
  Sales and Marketing     1994         100,209          50,875        -----         -----                8,101

Robert J. Medlock         1996       $ 135,000      $  101,250        -----         5,000            $ 241,097
  Vice President,         1995         113,183          86,250        -----        10,000                9,240
  Treasurer, and          1994         102,916          78,375        -----         -----                8,088
  Chief Financial
  Officer

C.A. Rundell, Jr.        1996       $  100,000       $  71,250        -----         -----            $ 124,361
  Chairman of            1995          100,000          71,250        -----         -----                8,563
  the Board              1994          100,000          72,750        -----         -----                7,365


______________________

         (1)     Options to acquire shares of Common Stock.

         (2) This column is comprised of: (a) the Company's matching contribution under its 401(k) plan and (b) with respect to Messrs. Rundell, Medlock and Richey for fiscal 1996, an amount which represents the present value of a retirement benefit under the Company's Supplemental Retirement Plan payable beginning when Mr. Rundell reaches the age of 70 and the other officers reach the age of 65. The present value of the vested portion of the retirement benefit included in this column for Messrs. Rundell, Richey and Medlock is $115,798, $185,227 and $231,597, respectively.

OPTION GRANTS DURING 1996 FISCAL YEAR

         The following table sets forth the options granted during fiscal 1996 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company pursuant to the Company's Nonqualified Stock Option Plan. The Company did not grant any stock appreciation rights during fiscal 1996.

                                                                                       Potential
                                                                                   Realizable Value at
                                                                                      Assumed Annual
                                                                                   Rates of Stock Price
                                                                                      Appreciation
                            Individual Grants                                        for Option Term
                            -----------------                                        ---------------

                                    % of
                                    Total
                                   Options
                                  Granted to      Exercise
                    Options        Employees       or Base        Expira-
                     Granted      in Fiscal        Price           tion
Name                  (#)           Year           ($/Sh)          Date             5% ($)          10% ($)
----              ----------      ----------      ---------      ----------        --------        ---------
Johnie Schulte           0         -----            -----            -----            -----            -----
Leonard F. George   10,000          3.2%           $25.50         12-15-05         $160,400         $406,400
Robert J. Medlock    5,000          1.6%           $25.50         12-15-05         $ 80,200         $203,200
C.A. Rundell, Jr.        0         -----            -----            -----            -----            -----
Alvan E. Richey, Jr.     0         -----            -----            -----            -----            -----


OPTION EXERCISES DURING 1996 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table provides information related to options exercised by the named executive officers during the 1996 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                        Number of
                                                                    Securities Under-            Value of
                                                                        lying                   Unexercised
                                                                       Unexercised             In-the-Money
                                                                        Options at             Options at
                                                                        FY-End (#)                 FY-End
                   Shares Acquired                                    Exercisable/            Exercisable/
Name              on Exercise (#)         Value Realized (1)          Unexercisable          Unexercisable (1)
--------------    ----------------        ------------------        -----------------      --------------------
Johnie Schulte        200,000                 $4,302,000                  78,083/0              $2,432,285/0
Leonard F. George       -----                    -----                 65,514/21,250         $1,731,312/246,875
C.A. Rundell, Jr.       -----                    -----                       0/0                    0/0
Robert J. Medlock       -----                    -----                 41,974/12,500         $1,081,653/152,500
Alvan E. Richey, Jr.    -----                    -----                  37,777/7,500         $  991,854/118,125

____________________________

         (1) Value is calculated on the basis of the difference between the option exercise price and the market value of the Common Stock on the exercise date or year-end, as the case may be.

COMPENSATION OF DIRECTORS

         Directors of the Company who are employees of the Company do not receive compensation as directors. The Company paid each non-employee director an annual fee of $15,000 plus expenses incurred by him and $500 for each meeting of the board of directors or committee meeting that he attended.

         Pursuant to the amended and restated Nonqualified Stock Option Plan being submitted to stockholders for approval at the 1997 Annual Meeting, each "non-employee director" (as defined in the plan) will receive an annual grant of an option to purchase 1,000 shares of Common Stock of the Company. In addition, upon election to the Board of Directors, each non-employee director will receive an initial grant of an option to purchase 5,000 shares.

         The Company has a deferred compensation agreement with Mr. McDonald, pursuant to which the payment of $65,000 earned by him for special services in 1993 has been deferred until 1998. Interest on the deferred compensation is accruing at the annual rate of 1-1/2% below the prime rate of the Company's principal lending bank.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

         Under the terms of an employment agreement, Mr. Schulte has agreed to serve in an executive capacity for the Company through December 1995, and thereafter for successive one-month periods until his discharge by the Company, his voluntary resignation or his death or disability, at a minimum annual salary of $125,000. His base salary rate may be increased at the discretion of the Board of Directors. If Mr. Schulte's employment with the Company is terminated, whether by voluntary termination by Mr. Schulte or by termination with or without cause by the Company, Mr. Schulte has agreed not to compete with the Company within a 500-mile radius of any of the Company's manufacturing facilities for a three-year period after such termination. In consideration of Mr. Schulte's covenant not to compete, Mr. Schulte is entitled to receive 100% of his then current base salary for the first 30 days after such termination or discharge, and will thereafter receive 75% of his base salary for the remainder of the three-year period. In addition, Mr. Schulte may continue to participate in the Company's group health insurance plan. The Company may elect to cease making noncompete payments to Mr. Schulte at any time, in which case Mr. Schulte would be relieved of his covenant not to compete.

         The Company maintains a non-qualified, unfunded benefit plan (the "Supplemental Plan") pursuant to which certain key employees of the Company are eligible to receive monthly benefits following their retirement with the Company, or if a participating key employee dies prior to retirement, his designated beneficiary is eligible to receive monthly preretirement survivor benefits. The Board of Directors determines the amount of retirement benefit to be payable to an eligible employee at the time the Board designates such employee as eligible to participate in the Supplemental Plan. Generally, a participant becomes vested in his retirement benefit under the Supplemental Plan at the rate of 10% for each year of service with the Company and becomes fully vested upon his disability or upon the occurrence of a change in control of the Company (as defined in the Supplemental Plan). Messrs. Rundell, Medlock and Richey are currently participants in the Supplemental Plan. The benefit payable to Mr. Rundell, beginning at age 70, is $50,000 per year for 10 years. The benefit payable to Messrs. Richey and Medlock, beginning at age 65, is $100,000 per year for 10 years. The Company has acquired certain life insurance policies to be used to discharge its obligations under the Supplemental Plan.

         The Company has entered into Split Dollar Life Insurance Agreements with certain key employees, including Mr. George, pursuant to which they are the owners of life insurance policies providing death benefits. The Company advances the annual premium on each policy and the insured employee pays income tax on the one-year term cost of his policy. Each insured employee has collaterally assigned an interest in his respective policy to the Company in an amount equal to the premiums paid by the Company. The policy on Mr. George provides a death benefit of $3,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is responsible for determining executive compensation. Mr. Arnett and Mr. McDonald are the only members of the Compensation Committee. Neither Mr. Arnett nor Mr. McDonald are officers or employees of the Company.

REPORT OF THE COMPENSATION COMMITTEE

         The principal elements of compensation provided to executive and other officers of the Company, including Mr. Johnie Schulte, the President and Chief Executive Officer of the Company, historically have consisted of a base salary, supplemented with the opportunity to earn a bonus under the Company's annual cash bonus program ("Bonus Program") if performance exceeds targeted levels. Option grants under the Company's Nonqualified Stock Option Plan also have been utilized as a principal component of compensation.


         Mr. Schulte, the President and Chief Executive Officer of the Company, is entitled to receive a minimum annual salary of $125,000 pursuant to his employment agreement with the Company. Subject to this minimum, Mr. Schulte's base salary rate may be adjusted at the discretion of the Board of Directors based upon such factors as the Board of Directors deems appropriate. Mr. Schulte's base salary for fiscal 1996 was $225,000.


         The Bonus Program provides annual cash bonuses to members of management based on the return on assets of the Company for the fiscal year.
No bonus may be given pursuant to the Bonus Program unless the return on assets of the Company is at least 20%. If the return on assets is 20%, Level I participants, including Mr. Schulte, Mr. George, Mr. Richey, Mr. Medlock and Mr. Rundell, may receive bonuses equal to 37.5% of their base salary for the fiscal year and Level II and Level III participants may receive bonuses equal to 25% and 12-1/2%, respectively, of their base salary for the fiscal year.
The percentage of base salary payable as a bonus increases proportionately with increases in the return on assets achieved. The maximum bonuses payable under the Bonus Program are 75%, 50% and 25% of base salary for Level I, II and III participants, respectively, if the return on assets for the Company is 30% or more. In fiscal 1996, the return on assets for the Company exceeded 30%, so all eligible participants received the maximum available bonus.

         The Compensation Committee believes that this performance-based bonus program enables the Company to provide base compensation to its management group below comparable rates paid by other companies, in exchange for generous bonuses when warranted by the Company's performance. The Compensation Committee believes that basing bonuses on achievement of a specified return on assets provides incentives to management to aggressively manage asset accounts as well as income and expense items. The Compensation

Committee believes that these incentives result in increased cash flows to the Company.

         During fiscal 1996, the Compensation Committee also approved the establishment of the Supplemental Plan and the delivery of the Split Dollar Life Insurance Agreements for selected executive and other officers described above under "Employment and Change-in-Control Agreements". The Compensation Committee believes that benefit programs such as these, which address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans, are critical in attracting and retaining quality executives.

         In December 1996, the Compensation Committee engaged an independent compensation consultant to compare the overall management salary, bonus and option programs of the Company to the compensation programs of other companies in its industry and size range, and utilized the results of that study to assist it in determining the appropriate adjustments to salaries, bonus eligibility and option grants for key employees and directors of the Company for the 1977 fiscal year.

         At this time, based on the Company's current executive structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1.0 million for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

         This report is submitted by the members of the Compensation Committee.

                                                              T.C. ARNETT
                                                              ROBERT M. DONALD

STOCK PERFORMANCE CHART

        The following chart compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock from April 1992 to the end of the fiscal year ended October 31, 1996 with the cumulative total return on the Nasdaq Market Index and the MG Industry Group 058 -- Other Building Materials, a peer group. The comparison assumes $100 was invested on April 3, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                               STOCK PERFORMANCE

---------------------------------------------------------------------
      April 1992     1992      1993      1994      1995       1996
=====================================================================
NCI       100       97.47    258.1      284.67    352.99     497.22
---------------------------------------------------------------------
MARKET    100       94.26    130.29     126.23    153.09     167.03
---------------------------------------------------------------------
PEER      100       98.18    128.85     136.99    162.5      190.82
=====================================================================

             PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE
              OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

         The Board of Directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate"). Pursuant to the proposal, the currently authorized shares of Common Stock, $0.01 par value, will be increased from 15,000,000 to 25,000,000.

         Of the 15,000,000 currently authorized shares of Common Stock, 8,022,595 were issued as of January 1, 1997. Of the remaining 6,977,405 authorized shares of Common Stock, 206,776 were reserved for issuance in connection with the Company's Nonqualified Stock Option Plan, as amended and restated.

         Except for shares currently reserved, the Company does not now have any present plan, understanding or agreement to issue additional shares of Common Stock. However, the Board of Directors believes that the proposed increase in authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions of property, use in employee benefit plans, or other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares of Common Stock may be appropriate in connection with any of the foregoing purposes.

         If the proposed amendment is approved, all or any of the additional authorized shares of Common Stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of Common Stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interests of such stockholders.

         Other than increasing the authorized shares of Common Stock from 15,000,000 to 25,000,000, the proposed amendment in no way changes the Certificate.

         The Board has unanimously adopted resolutions setting forth the proposed amendment to the Certificate, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting on March 5, 1997. If adopted by the stockholders, the amendment will become effective upon filing as required by the General Corporation Law of Delaware.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE CERTIFICATE, AS PROPOSED ABOVE.

                                  PROPOSAL FOR
          AMENDMENT AND RESTATEMENT OF NONQUALIFIED STOCK OPTION PLAN


         The Company maintains the NCI Nonqualified Stock Option Plan, as amended (the "Option Plan"), covering an aggregate of 1,550,000 shares of Common Stock of the Company. The Option Plan was originally adopted by the Board of Directors on April 11, 1989, was amended and restated on February 5, 1992 and was unanimously approved by the stockholders of the Company on February 5, 1992. The Board of Directors amended the Option Plan in 1993 and 1995, with stockholder approval, to increase the number of shares available for issuance under the Option Plan. After taking into account those amendments and an increase in the number of shares available for issuance due to a stock split in 1993, the total number of shares of Common Stock authorized for issuance pursuant to the Option Plan is 1,550,000.


         On December 12, 1996, subject to approval by stockholders, the Board of Directors further amended and restated the Option Plan to, among other things: (a) increase the number of shares of stock issuable under the Option Plan from 1,550,000 to 2,050,000; (b) provide for automatic grants of options to non-employee directors; (c) permit grants of options to consultants; (d) extend the expiration date of the Option Plan from 1999 to 2009; and (e) permit further amendments to the Option Plan without further stockholder approval (other than amendments to increase available shares).


         The proposed amendments to and restatement of the Option Plan are intended to make the Company's overall compensation levels for directors and officers more comparable to other companies in the industry, and, thus, make the Company more competitive in attracting qualified directors and key employees.


         The purpose of the Option Plan is to provide key employees, consultants and eligible directors with a proprietary interest in the Company through the granting of options that will (a) increase the interest of such persons in the Company's welfare, (b) furnish an incentive to such persons to continue their services for the Company, and (c) provide a means through which the Company may attract persons to enter its employ, accept a directorship or provide consulting services.

         As of January 1, 1997, options to purchase an aggregate of 1,343,224 shares of Common Stock (net of cancellations) had been granted pursuant to the Option Plan, an aggregate of 420,833 shares had been issued pursuant to exercise of options, and 706,776 shares (including the 500,000 additional shares being submitted for stockholder approval) remain available for future grant. As of January 1, 1997, Johnie Schulte, Leonard F. George, Alvan E. Richey, Jr., Robert J. Medlock and C.A. Rundell, Jr. had been granted options covering an aggregate of 278,083 shares, 98,764 shares, 61,477 shares, 60,474 shares and 25,000 shares of Common Stock, respectively, and all current executive officers as a group had been granted options covering
635,798 shares of Common Stock. As of January 1, 1997, directors as a group who are not currently executive officers had been granted options covering 198,492 shares of Common Stock, and all other employees as a group had been granted options covering 707,426 shares of Common Stock (net of cancellations). As of January 1, 1997, the market value of all shares of Common Stock subject to options granted pursuant to the Plan and outstanding on that date was $31,822,490 (based upon the closing sales price of Common Stock as reported on the NASDAQ National Market on December 31, 1996).

         Grants of options under the Option Plan are, in general, discretionary, and the benefits to be received under the amended and restated plan are not determinable, except for the number of shares covered by the initial and annual grants to be made to non-employee directors as described below. If the December 12, 1996 amendment and restatement of the Option Plan had been in effect for fiscal 1996, the four non-employee directors would each have received, at the time of the 1996 annual meeting, an option to purchase 1,000 shares of Common Stock at an exercise price of $31.33, the last sales price on the day preceding the date of grant of the option.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE OPTION PLAN, AS PROPOSED ABOVE.

SUMMARY OF OPTION PLAN

         As amended and restated on December 12, 1996, the Option Plan is designed to permit the granting of options to key employees, non-employee directors (i.e., directors who are not employees and who are generally not engaged in other significant business relationships with the Company) and consultants of the Company. The Option Plan provides for the granting of nonqualified stock options, which are options which do not meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended. The Option Plan, prior to the December 12, 1996 amendment and restatement ("Existing Plan") provided only for the granting of options to key employees and eligible directors.

         The Board of Directors of the Company will administer the Option Plan for all participants and, with respect to key employees and consultants, designate the optionees, the number of shares subject to the options and the terms and conditions of each option. The Board of Directors may delegate to a committee of the Board the power to grant options to key employees and consultants and to administer the Option Plan as it relates to them. The Board of Directors has delegated these administrative functions to the Compensation Committee. Non-employee directors will receive grants of options to purchase 5,000 shares upon their initial election to the Board of Directors, and annual grants of options to purchase 1,000 shares on the date of each annual meeting of the stockholders. The Existing Plan is administered by the Compensation Committee for all eligible participants, and does not provide for automatic grants of options to non-employee directors.

         Under the Option Plan, the exercise price may not be less than the fair market value of the stock on the date of the grant of the option. The fair market value per share on the date the option is granted is determined by the Board of Directors or Compensation Committee and may be determined using any reasonable valuation method. Unless another method is selected, the fair market value of each share will be the last sales price of the Common Stock as reported in the NASDAQ National Market on the last trading date preceding the date of the grant of the option. The Existing Plan does not specify any method to determine fair market value.

         Options under the Option Plan become exercisable in 25% increments on each anniversary date of the option with respect to non-employee directors, if the non-employee director has served continuously as a director from the date of grant through the vesting date. With respect to options granted to key employees and consultants, the Board of Directors or Compensation Committee may set any vesting schedule that it chooses. All options heretofore granted have become exercisable in 25% increments on each anniversary date of the option. The Existing Plan does not establish a required vesting schedule for options granted to non-employee directors.

         If an optionee dies or becomes permanently disabled while serving as an employee, director or consultant or retires on or after normal retirement age, the options held by that optionee will become 100% vested. Upon a change in control of the Company, the then outstanding options will become 100% vested. All options granted under the Option Plan must be exercised, if at all, within ten years from the date of grant, although a shorter period may be set for options granted to employees or consultants. The Existing Plan does not provide for 100% vesting upon permanent disability, retirement or death.

         The exercise price of options is payable in cash or check at the time of exercise. Shares of Common Stock deliverable upon exercise of the options may be transferred from treasury or issued from authorized but unissued shares. If an option under the Option Plan expires or terminates before it has been exercised in full, the shares of Common Stock allocable to the unexercised portion of that option may be made the subject of future grants of options under the Option Plan.

         Options are not assignable and may not be exercised subsequent to the expiration of a specified period following the termination of the employment, director or consulting relationship.

         Unless sooner terminated by action of the Board of Directors, the Option Plan will terminate on April 10, 2009, and no options may thereafter be granted under the Option Plan. An amendment that increases the aggregate number of shares that may be issued under the Option Plan must be approved by stockholders. The Option Plan may be amended or discontinued by the Board of Directors in any other respect without obtaining the approval of the stockholders. The Board of Directors may make appropriate adjustments in the number of shares covered by the Option Plan and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization; provided, however, that the number of shares to be granted to non-employee directors under initial grants and annual grants will not be adjusted for stock dividends or stock splits that might occur prior to such grant. The Existing Plan would terminate on April 10, 1999, and requires stockholder approval of amendments that would materially increase plan benefits or materially modify the requirements of eligibility for participation in the Plan.

TAX STATUS OF STOCK OPTIONS

         Upon exercise of an option granted pursuant to the Option Plan, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at the time of exercise of the Common Stock acquired over the exercise price of the option. The exercise of an option will entitle the Company to a tax deduction for the Company's fiscal year within which the exercise occurs in the same amount as will be includible in the income of the optionee. The option holder's basis in the Common Stock will be equal to the fair market value on the date of exercise. Any gain or loss realized by an option holder on disposition of the Common Stock generally will be a capital gain or loss and will not result in any tax deduction to the Company.

         An optionee will have no taxable income, and the Company will not be entitled to a deduction, at the time of or as a result of the grant of a nonqualified stock option.


                   BOARD MEETINGS, COMMITTEES AND ATTENDANCE

         The Board of Directors of the Company met four times during the fiscal year ended October 31, 1996. Each director attended at least 75% of the called meetings. The Board of Directors currently has appointed three committees, the Executive Committee, the Audit Committee and the Compensation Committee.

EXECUTIVE COMMITTEE

         The Executive Committee is generally authorized to act on behalf of the Board of Directors of the Company between scheduled meetings of the Board of Directors to the fullest extent permitted by Delaware corporate law. The members of the Executive Committee are Mr. Rundell, Mr. Schulte and Mr. Zabcik. The Executive Committee did not meet during the fiscal year ended October 31, 1996.

AUDIT COMMITTEE

         The Audit Committee is responsible for engaging and discharging the independent auditors of the Company and for monitoring internal audit functions and procedures. The members of the Audit Committee are Mr. Breedlove and Mr. Forbes. The Audit Committee is comprised solely of directors who are not officers or employees of the Company. The Audit Committee met three times during the fiscal year ended October 31, 1996.

COMPENSATION COMMITTEE

         The Compensation Committee is responsible for review and making recommendations to the Board of Directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Arnett and Mr. McDonald. The Compensation Committee is comprised solely of directors who are not officers or employees of the Company. The Compensation Committee met three times during the period from November 1, 1995 to October 31, 1996.


                            SECTION 16 REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASDAQ National Stock Market. Such persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that from November 1, 1995 to October 31, 1995, Messrs. Eubanks and Curtis were late in filing one report required pursuant to Section 16(a). No other officer, director or 10% stockholder was late in filing his or its reports pursuant to
Section 16(a).

              TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

         On April 1, 1996, a wholly-owned subsidiary of the Company purchased the assets and business of Mesco Metal Buildings, a division of Anderson Industries, Inc., for a purchase price of $19,500,000 in cash and a $1,500,000, 7% subordinated convertible debenture due April 1, 2001. The purchase price was determined by arm's-length negotiations between the parties. Breedlove Wesneski & Co. acted as financial advisor and consultant to Anderson Industries, Inc. in connection with the sale of its Mesco Metal Buildings division and received a fee of approximately $250,000 for its services. At the time of the transaction, Mr. Breedlove was the Chairman and Managing Director of Breedlove Wesneski & Co. and Mr. Rundell was a limited partner in that firm. Prior to the transaction, Mr. Eubanks was the President of Mesco Metal Buildings and the principal stockholder in Anderson Industries, Inc. and, as part of the transaction, received a distribution of the $1.5 million debenture from Anderson Industries, Inc. Since the acquisition, Mr. Eubanks has served as President of the Mesco Metal Buildings division of the Company's subsidiary.

         On November 13, 1995, a wholly-owned subsidiary of the Company acquired the assets and business of Doors & Building Components, Inc. for a purchase price, after closing adjustments, of approximately $9.5 million plus 300,000 shares of Common Stock of the Company. The purchase price was determined by arm's-length negotiations between the parties, who had no prior relationship. Mr. Curtis was the sole shareholder of the selling entity and, since November 13, 1995, has served as the President of the Doors & Building Components operations conducted by the subsidiaries of the Company.

         Southwest Bolt, Inc., a corporation in which Mr. Zabcik is the President and owns 32% of the capital stock, is the Company's primary supplier of structural bolts. In fiscal 1996, the Company made purchases from Southwest Bolt, Inc. in the amount of $1,417,064.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended October 31, 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.

                            STOCKHOLDERS' PROPOSALS

         Stockholders must submit their proposals to the Secretary of the Company on or before October 3, 1997 for consideration at the Company's next Annual Meeting.

                              FINANCIAL STATEMENTS


         The proxy statement has been preceded or accompanied by the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1996. The consolidated financial statements and auditor's report on pages 17-27, the management discussion and analysis of financial condition and results of operations on pages 28-30, and the information concerning quarterly financial data on page 31 of the Annual Report are incorporated herein by reference.



                                 MISCELLANEOUS

         The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters.

         The information contained in the Proxy Statement relating to the occupations and security holdings of the directors and officers of the Company and their transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

                                        By Order of the Board of Directors


                                        Donnie R. Humphries,
                                        Secretary

Houston, Texas
January 31, 1997

                           NCI BUILDING SYSTEMS, INC.

                         NONQUALIFIED STOCK OPTION PLAN

                 [AMENDED AND RESTATED AS OF DECEMBER 12, 1996]



         On April 11, 1989, the Board of Directors of NCI Building Systems, Inc. (then named National Components Incorporated), a Delaware corporation (the "Company"). adopted the Nonqualified Stock Option Plan (the "Plan"). The Company subsequently has amended the Plan from time to time.

         On December 12, 1996, the Board of Directors of the Company amended and restated the Plan in its entirety to, among other things, increase the number of shares of Common Stock that may be made the subject of options under the Plan, set forth the terms for the automatic grant of options to Non-Employee Directors, extend the term of the Plan and provide that stockholder approval of any amendments to the Plan shall not be required except for an amendment that would increase the number of securities that may be issued under the Plan.

         The Plan, as so amended and restated on December 12, 1996, is as follows:

         1. PURPOSE. The purpose of the Plan is to provide certain key employees and consultants (i.e., persons who provide management or consulting services) of the Company and the Non-Employee Directors with a proprietary interest in the Company through the granting of options which will

                 (a) increase the interest of the key employees, consultants, and Non-Employee Directors in the Company's welfare;

                 (b) furnish an incentive to the key employees, consultants, and Non-Employee Directors to continue their services for the Company; and

                 (c) provide a means through which the Company may attract able persons to enter its employ or to provide management and consulting services to the Company or to serve as Non-Employee Directors.

         2. ADMINISTRATION. The Plan will be administered and interpreted by the Board. The Board may delegate to any Committee or Committees of the Board the power and authority to grant options to any or all classes of key employees of the Company and to administer and interpret the Plan as its relates to such employees and any options granted to them.

         3. PARTICIPANTS. The Board may from time to time select the particular employees of and consultants to the Company and its Subsidiaries to whom options are to be granted. Upon each such grant, the selected employee or consultant will become a participant in the Plan. Each Non-Employee Director of the Company shall be granted an option under the Plan from time to time as provided herein and, upon the initial grant of an option, will become a participant in the Plan.

         4. SHARES SUBJECT TO PLAN. The Board may not grant options under the Plan for more than 2,050,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

         5.      GRANT OF OPTIONS; ALLOTMENT OF SHARES.

                 (a) The Board shall determine the number of shares of Common Stock to be offered from time to time by grant of options to key employees of or consultants to the Company or its Subsidiaries. The grant of an option to a key employee or consultant shall not be deemed either to entitle the employee or consultant to, or to disqualify the employee or consultant from, participation in any other grant of options under the Plan. The Board may grant options to key employees or consultants after its amendment and restatement on December 12, 1996 and prior to stockholder approval of the Plan. If for any reason the stockholders of the Company do not approve the restated Plan at their 1997 annual meeting (or any adjournment thereof), all options granted to consultants, and all options granted to employees under the restated Plan at a time when the aggregate number of shares subject to then outstanding options exceeded the aggregate number of shares then available for issuance pursuant to the Plan, will be terminated and of no effect and all other options granted to employees during such period shall remain outstanding and shall be governed by the Plan as it existed prior to its amendment and restatement on December 12, 1996. No option that is so subject to termination may be exercised in whole or in part prior to such stockholder approval.

                 (b) On the date of his or her initial election or appointment to the Board, a Non-Employee Director of the Company shall be granted an option to purchase 5,000 shares of Common Stock of the Company. On the date of each annual stockholders meeting of the Company, each Non-Employee Director of the Company shall be granted an option to purchase 1,000 shares of Common Stock of the Company unless (i) the initial election of such Non-Employee Director is at such annual stockholders meeting or (ii) the term of such Non-Employee Director ends on such date and he or she is not elected to an additional term at such annual stockholders meeting. No option may be granted under this subsection prior to the date of the 1997 annual meeting of stockholders of the Company (or any adjournment thereof).

         6. OPTION AGREEMENTS. Options granted pursuant to the Plan shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Board but not inconsistent with the Plan. The Company shall execute stock option agreements upon instructions from the Board.
Options granted under the Plan prior to its amendment and restatement on December 12, 1996 shall continue in effect in accordance with the terms of their original grant and the option agreements executed in connection therewith and, if the restated Plan is approved by stockholders of the Company at their 1997 annual meeting, shall be entitled to the benefit of any amendments to the Plan so approved that favorably modify the rights of the participants.

         7.      OPTION PRICE.

                 (a) With respect to options granted to key employees or consultants, the option price shall be not less than 100% of the fair market value per share of the Common Stock on the date of grant. The Board shall determine the fair market value of the Common Stock, and shall set forth the determination in its minutes, using any reasonable valuation method. Unless the Board determines that another valuation method should be used for a particular grant, the fair market value of the Common Stock shall be deemed to be the last sale price of the Common Stock of the Company on the major securities exchange or market on which it is traded on the last trading day immediately preceding the date of grant.

                 (b) With respect to options granted to Non-Employee Directors, the option price shall be equal to 100% of the fair market value per share of the Common Stock on the date of grant, which for these purposes shall be deemed to be the last sale price of the Common Stock of the Company on the major securities exchange or market on which it is traded on the last trading day immediately preceding the date of grant.

         8.      OPTION PERIOD; VESTING.

                 (a) The Option Period for options granted to key employees and consultants will begin on the date the option is granted, which will be the date the Board authorizes the option unless the Board specifies a later date. No option may terminate later than ten years from the date the option is granted. The Board or the Committee may provide for the options to vest and become exercisable in installments and upon such other terms, conditions and restrictions as it may determine. The Board may provide for earlier termination of the option and the Option Period in the case of termination of the employment or consulting relationship, or for any other reason. If the employee or consultant dies or becomes permanently disabled (as determined in the sole discretion of the Board or Committee) while serving in the employment of or as a consultant to the Company or retires from such employment or consulting relationship at or after Normal Retirement Age, or if there occurs a Change in Control, then 100% of the shares subject to his or her options will become vested and will be available thereafter for purchase during the Option Period.

                 (b) The Option Period for options granted to a Non-Employee Director will begin on the date the option is granted and will terminate on the earlier of (i) the tenth anniversary of the date of grant;
(ii) the 30th day after the Non-Employee Director is no longer a director of the Company for a reason other than death, permanent disability (as determined in the sole discretion of the Board or Committee) or retirement at or after the Normal Retirement Age; or (iii) one year after death or permanent disability (as determined in the sole discretion of the Board or Committee) of the Non-Employee Director or after his or her retirement as a director of the Company at or after the Normal Retirement Age. On the anniversary of the date of grant of each such option, 25% of the shares subject to the option will become vested and will be available thereafter for purchase during the Option Period, provided that from the date of grant through such vesting date the Non-Employee Director had served continuously as a director of the Company. If the Non-Employee Director dies or becomes permanently disabled (as determined in the sole discretion of the Board or Committee) while serving as a director of the Company or retires as a director of the Company at or after Normal Retirement Age, or if there occurs a Change in Control, then 100% of the shares subject to the option will become vested and will be available thereafter for purchase during the Option Period.

         9. RIGHTS OF ESTATE OR BENEFICIARIES IN EVENT OF DEATH. If a participant dies prior to termination of his or her right to exercise an option in accordance with the provisions of the Plan or his or her stock option agreement without having totally exercised the option, the option may be exercised during the remainder of the Option Period by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, provided the option is exercised prior to the date of expiration of the Option Period or one year from the date of the participant's death, whichever first occurs.

         10. PAYMENT. Full payment for shares of Common Stock purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares of Common Stock may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

         11. EXERCISE OF OPTION. Unless otherwise provided in this Plan, all options granted under the Plan may be exercised during the Option Period at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

         12. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan (including those held by Non-Employee Directors) and the option price may be adjusted to reflect, as deemed appropriate by the Board, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company. The number of shares to be made the subject of an initial grant and annual grants to Non-Employee Directors, as set forth in Section 5 hereof, shall not be adjusted for any stock dividend or stock split that may occur prior to the grant, but shall be adjusted to reflect any share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company that occurs prior to the grant, in the same manner as outstanding options held by all participants are adjusted by the Board. If a Change of Control shall occur, the holder of an option will be entitled to receive, for the aggregate exercise price payable upon exercise of his or her option and in lieu of the Common Stock or other consideration otherwise issuable to him or her upon exercise of the option, the same kind and amount of securities or assets as may be distributable, in or pursuant to the transaction or transactions resulting in the Change of Control, to a holder of the same number of outstanding shares of Common Stock of the Company as the number of shares of Common Stock of the Company that are subject to the option immediately prior to such transaction or transactions.

         13. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

         14. INTERPRETATION. The Board shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Board may rescind and amend its rules and regulations.

         15. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that any amendment that would materially increase the number of securities that may be issued under the Plan must be approved by the stockholders of the Company. The Plan may not be amended more than once in any six-month period to modify any of the terms or provisions of the Plan relating to options granted or that may be granted to Non-Employee Directors, unless the amendment is required to comply with changes in tax laws and regulations or with laws and regulations governing employee benefit plans and programs.

         16. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board shall be deemed to give any officer, employee, or consultant or director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein and in the Plan.

         17. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on April 10, 2009. The Board may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms (subject to the condition of obtaining stockholder approval with respect to certain options as set forth in
Section 5(a)).

         18. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

                 (a)      "Board" means the Board of Directors of the Company.

                 (b) "Change of Control" means any sale of substantially all of the assets of the Company, or any merger, consolidation or corporate reorganization of the Company, or any tender offer or exchange offer for stock of the Company, as a result of which the holders of Common Stock of the Company immediately prior to the consummation of such transactions or series of transactions own or could own capital stock representing less than 50.1% of the equity or less than 50.1% of the voting power of all classes of stock of the surviving, resulting or purchasing corporation that is outstanding immediately following the consummation thereof.

                 (c) "Committee" means any committee of the Board to which it has delegated the power and authority to grant options to any or all classes of key employees of the Company and to administer and interpret the Plan as its relates to such employees or consultants and any options granted to them.

                 (d) "Common Stock" means the Company's Common Stock, $.01 par value, which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

                 (e) "Non-Employee Director" means an independent director who:

                          (1) Is not currently an officer of the Company or a Subsidiary, or otherwise currently employed by the Company or a Subsidiary;

                          (2) Does not receive compensation, either directly or indirectly, from the Company or a Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which the disclosure would be required under the Securities Acts;

                          (3) Does not possess an interest in any other transaction for which disclosure would be required under the Securities Acts; and

                          (4) Is not engaged in a business relationship for which disclosure would be required pursuant to the Securities Acts.

                 (f) "Nonqualified Option" means an option granted under the Plan which is not intended to be an option that satisfies the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

                 (g) "Normal Retirement Age" means the age established by the Board from time to time as the normal age for retirement of a director or employee, as applicable. In the absence of a determination by the Board, the Normal Retirement Age of Non-Employee Directors shall be deemed to be 70 years of age and, for all other participants, shall be deemed to be 65 years of age.

                 (h) "Option Period" means the period beginning on the date of grant of an option and terminating on the last day an option may be exercised, as provided in the Plan or, if applicable, the related stock option agreement.

                 (i) "Plan" means the NCI Building Systems, Inc. Nonqualified Stock Option Plan, as amended and restated as of December 12, 1996, as hereafter amended from time to time.

                 (j) "Securities Acts" means the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.

                 (k) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                           NCI BUILDING SYSTEMS, INC.

The undersigned hereby (i) acknowledges receipt of the Notice dated January 31, 1997, of the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company") to be held at the Ramada Inn Northwest, Houston, Texas on Wednesday, March 5, 1997 at 10:00 a.m., local time, and the Proxy Statement in connection therewith; and (ii) appoints C.A. Rundell, Jr. and Johnie Schulte, and each of them, his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

(a) Proposal to elect two Class I directors to serve until the 2000 Annual Meeting of Stockholders, or until their respective successors are elected and qualified.

        / /  FOR all nominees listed below (except as               / /  WITHHOLD AUTHORITY to vote for all nominees
             marked to the contrary)                                     listed below

Directors: Thomas C. Arnett and Daniel D. Zabcik

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

------------------------------------------------------------------------------

(b) Proposal to approve an amendment to Restated Certificate of Incorporation to increase number of authorized shares of Common Stock from 15,000,000 to 25,000,000.

             / /  FOR             / /  AGAINST             / /  ABSTAIN

(c)     Proposal to approve amended and restated Nonqualified Stock Option Plan.

             / /  FOR             / /  AGAINST             / /  ABSTAIN

(d) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

             / /  FOR             / /  AGAINST             / /  ABSTAIN

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (Continued from other side)

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                Dated:______________________________________
                                ____________________________________________
                                ____________________________________________
                                Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer.

                                Please date, sign and mail this proxy card in the enclosed envelope. No postage is required.